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FOR IMMEDIATE RELEASE                                                  CONTACT:
December 5, 2005                                                     Geoff High
                                         Pfeiffer High Investor Relations, Inc.
                                                                   303-393-7044

                     DYNAMIC MATERIALS' AMK WELDING DIVISION
                     ENTERS INTO FIVE-YEAR SUPPLY AGREEMENT

BOULDER, Colo. - December 5, 2005 - Dynamic Materials Corporation (DMC) (Nasdaq:
BOOM), the world's leading provider of explosion-welded clad metal plates and associated services, today announced that its AMK Welding division has entered into a five-year supply agreement with a major customer. According to the agreement, AMK will perform a range of welding, heat treatment and non-destructive testing services on ground-based power turbine components. Annual production volumes associated with the agreement will be subject to receipt of firm orders by our customer.

Yvon Cariou, president and CEO of DMC, said AMK will soon commence work on a significant expansion of its facility in South Windsor, Conn. in anticipation of production requirements related to the supply agreement. In addition to its work on ground-based turbines, AMK performs precision welding services on new military and commercial jet engine components.

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. In addition to AMK Welding, DMC operates the Explosive Metalworking Group, which uses proprietary explosive processes to fuse dissimilar metals and alloys. The Group's products include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including petrochemicals, refining, hydrometallurgy, aluminum smelting and shipbuilding. With more than 30 years of international experience, DMC has captured a commanding share of the worldwide market for explosion-welded clad metals. For more information, visit the company's website at www.dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2004.

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